Exhibit 21.1

SUBSIDIARIES OF PEAK RESORTS, INC.

Name of Subsidiary	State of Incorporation/ Organization
Deltrecs, Inc.	Ohio
Boston Mills Ski Resort, Inc. (subsidiary of Deltrecs, Inc.)	Ohio
Brandywine Ski Resort, Inc. (subsidiary of Deltrecs, Inc.)	Ohio
Hidden Valley Golf and Ski, Inc.	Missouri
Hunter Mountain Acquisition, Inc.	Missouri
Hunter Mountain Ski Bowl, Inc.	New York
Hunter Mountain Festivals, Ltd.	New York
Hunter Mountain Rentals, Inc.	New York
Hunter Resort Vacations, Inc.	New York
Hunter Mountain Base Lodge, Inc.	New York
Frosty Land, Inc.	New York
JFBB Ski Areas, Inc.	Missouri
JFBB LQ, Inc. (subsidiary of JFBB Ski Areas, Inc.)	Pennsylvania
BBJF LQ, Inc. (subsidiary of JFBB Ski Areas, Inc.)	Pennsylvania
L.B.O. Holding, Inc.	Maine
Mad River Mountain, Inc.	Missouri
Mount Snow, Ltd.	Vermont
Carinthia Group 1, L.P. (subsidiary of Mount Snow, Ltd.)	Vermont
Carinthia Ski Lodge LLC (subsidiary of Mount Snow, Ltd.)	Vermont
Mount Snow Develop and Build LLC (subsidiary of Mount Snow, Ltd.)	Vermont
Mount Snow GP Services, LLC (subsidiary of Mount Snow, Ltd.)	Vermont
West Lake Water Project LLC (subsidiary of Mount Snow, Ltd.)	Vermont
Paoli Peaks, Inc.	Missouri
Resort Holdings, L.L.C.	Missouri
S N H Development, Inc.	Missouri
Snow Creek, Inc.	Missouri
Sycamore Lake, Inc.	Ohio
WC Acquisition Corp.	New Hampshire